Exhibit 3.55

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA MEDICAL CENTER OF PLANO SUBSIDIARY, L.P.

Pursuant to Section 2.01 of the Texas Revised Limited Partnership Act (the “Act”), COLUMBIA MEDICAL CENTER OF PIANO SUBSIDIARY, L.P. (the “Partnership”), hereby submits for filing its Certificate of Limited Partnership. The Certificate of the Partnership shall be as follows:

1. The name of the Partnership is COLUMBIA MEDICAL CENTER OF PIANO SUBSIDIARY, L.P.

2. The address of the registered office of the Partnership is 400 N St. Paul Street, Dallas, Texas 75201, and the name and address of the registered agent for service of process of the Partnership is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 400 N. St. Paul Street, Dallas, Texas 75201.

3. The address of the principal office in the United States where records are to be kept or made available under Section 1.07 of the Act is 13455 Noel Road, Twentieth Floor, Dallas, Texas 75240.

4. The name, mailing address, and street address of the business of the sole general partner of the Partnership is as follows:

Name:	Columbia North Texas Subsidiary GP, LLC

Mailing Address:	13455 Noel Road, Twentieth Floor Dallas, Texas 75240

IN WITNESS WHEREOF, the sole general partner of COLUMBIA MEDICAL CENTER OF PLANO SUBSIDIARY, L P. has executed this Certificate of Limited Partnership as of February 27, 1997.

GENERAL PARTNER:

COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC, a Texas limited liability company

By:	/s/ John M. Franck II
John M. Franck II, Authorized
Representative